Exhibit 99.1

Cabot Corp Reports First Quarter Fiscal 2023 Results

Diluted earnings per share (“EPS”) of $0.93 and Adjusted EPS of $0.98

BOSTON--(BUSINESS WIRE)--February 9, 2023--Cabot Corporation (NYSE: CBT) today announced results for its first quarter of fiscal year 2023.

Key Highlights

  First quarter results in line with expectations; adjusted EPS of $0.98 and diluted EPS of $0.93
  Reinforcement Materials segment EBIT of $94 million; up 11% compared to the same quarter in the prior year
  Finalized calendar year 2023 Reinforcement Materials customer agreements above prior expectations with approximately $100 million annualized EBIT improvement expected
  Battery Materials product line delivered year-over-year volume growth of 63%; recently announced plans to increase U.S. manufacturing capacity with investments over the next five years
  Recognized by Newsweek as one of America’s Most Responsible Companies 2023 and by Investors Business Daily as one of the 100 Best ESG Companies of 2022
(In millions, except per share amounts)	Three Months Ended
	12/31/22	12/31/21

Net sales	$965	$968
Net income (loss) attributable to Cabot Corporation	$54	$(89)

Net earnings (loss) per share attributable to Cabot Corporation	$0.93	$(1.57)
Less: Certain items after tax per share	$(0.05)	$(2.86)
Adjusted EPS	$0.98	$1.29

Sean Keohane, Cabot President and Chief Executive Officer, commented on the quarter: “Operating results this quarter were in line with our expectations and we are reaffirming our fiscal year 2023 outlook for adjusted EPS in the range of $6.25 to $6.75. In addition, we continued to make strong progress on our strategic priorities. Growth in our Battery Materials product line continued to be strong with volumes for the quarter up 63% year-over-year. We successfully concluded our calendar year 2023 Reinforcement Materials customer negotiations with pricing and product mix improvements as compared to our prior expectations.”

Keohane continued, “During the first quarter, we experienced significant volume declines from elevated levels of destocking and a weak December due to COVID impacts in China in both segments, and softness in key end markets in Performance Chemicals. Despite the volume decline, Reinforcement Materials demonstrated its resiliency and delivered EBIT growth of 11% compared to the same period in the prior year. Our results in the quarter were also unfavorably impacted by higher interest expense and foreign currency headwinds due to a stronger dollar. In addition, we continued with our commitment to return cash to our shareholders with the payment of $21 million of dividends and share repurchases of $17 million in the quarter. Our balance sheet remained strong with approximately $1.1 billion of liquidity at December 31, 2022.”

Financial Detail

For the first quarter of fiscal 2023, net income attributable to Cabot Corporation was $54 million ($0.93 per diluted common share). Net income reflects an after-tax per share charge from certain items of $0.05. Adjusted EPS for the first quarter of fiscal 2023 was $0.98 per share.

Segment Results

Reinforcement Materials – First quarter fiscal 2023 EBIT in Reinforcement Materials increased by $9 million compared to the first quarter of fiscal 2022. The increase in EBIT was principally driven by improved unit margins from higher pricing and improved product mix in our calendar year 2022 customer agreements, partially offset by lower volumes due to year-end destocking and the impact from COVID-19 outbreaks in China. Results were also impacted by an unfavorable foreign currency translation.

Global and regional volume changes for Reinforcement Materials for the first quarter of fiscal 2023 as compared to the same quarter of the prior year are set forth in the table below:

First Quarter Year-over-Year Change
Global Reinforcement Materials Volumes	(5%)
Asia	(6%)
Europe, Middle East, Africa	(5%)
Americas	(5%)

Performance Chemicals – First quarter fiscal 2023 EBIT in Performance Chemicals decreased by $23 million compared to the first quarter of fiscal 2022 primarily due to lower volumes, higher fixed costs from new capacity adds, and an unfavorable foreign currency impact. Lower volumes were driven by elevated levels of year-end destocking, softness in key end markets such as construction, and COVID-19 outbreaks in China. While overall segment volumes declined 8% year-over-year, we delivered strong volume growth in products sold to battery materials applications driven by higher electric vehicle demand.

Cash Performance – The Company ended the first quarter of fiscal 2023 with a cash balance of $190 million. During the first quarter of fiscal 2023, cash flows from operating activities were a source of $52 million. Capital expenditures for the first quarter of fiscal 2023 were $35 million. Additional uses of cash during the first quarter included $21 million for the payment of dividends and $17 million for share repurchases.

Taxes – During the first quarter of fiscal 2023, the Company recorded a tax expense of $20 million with an effective tax rate of 24%. The operating tax rate in the first quarter of fiscal 2023 was 25%, which reflected $1 million of non-GAAP tax adjustments. Our operating tax rate for fiscal 2023 is expected to be in the range of 24% to 26%.

Outlook

Commenting on the outlook for the Company, Keohane said, “As we look ahead to the remainder of fiscal 2023, our outlook for adjusted earnings per share for fiscal year 2023 remains in the range of $6.25 to $6.75. We are seeing signs that customer destocking is coming to an end as January volumes outside of China have improved from December volume levels. In addition, while we expect continued volume and margin impacts in the second quarter related to the COVID-19 outbreaks in China, we anticipate a recovery in demand in China as the quarter progresses. In terms of segment performance, we expect Reinforcement Materials to benefit from the calendar year 2023 customer agreements that went into effect in January. In the Performance Chemicals segment, we anticipate volumes across our major product lines to improve incrementally over the course of fiscal 2023, along with particular strength in demand for battery materials and inkjet packaging applications in the second half of the year.”

Keohane continued, “We believe our outlook for discretionary free cash flow for the full fiscal year remains on track with our long-term guidance of generating over $1 billion over the three-year period ending in fiscal 2024. This robust level of discretionary free cash flow will allow us to fund strategic growth investments, such as the recently announced plan to add conductive carbon additives capacity in the United States, and return capital to shareholders through dividends and share repurchases. We remain focused on executing our “Creating for Tomorrow” strategy and our outlook for fiscal 2023 continues to place our expected performance above the top end of the three-year objectives that we outlined at our December 2021 investor day.”

Earnings Call

The Company will host a conference call with industry analysts at 8:00 a.m. Eastern time on Friday, February 10, 2023. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. The company is a leading provider of reinforcing carbons, specialty carbons, battery materials, engineered elastomer composites, inkjet colorants, masterbatches and conductive compounds, fumed metal oxides and aerogel. For more information on Cabot, please visit the company’s website at cabotcorp.com. The Company regularly posts important information on its website and encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements – This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our expectations for our performance in fiscal year 2023, including our expectations for adjusted earnings per share, the factors that we expect will impact our results of operations including our expectations for volumes and demand for our products, our expectations for the amount of discretionary free cash flow we will generate over the three-year period ending September 30, 2024 and our uses of such cash, our expected performance against the financial performance objectives we outlined at our Investor Day in December 2021, and our expected operating tax rate for fiscal 2023 are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, disruption to our operations from the COVID-19 pandemic, competition from other specialty chemical companies; safety, health and environmental requirements and related constraints imposed on our business; regulatory and financial risk related to climate change developments; volatility in the price and availability of energy and raw materials, including with respect to the Russian invasion of Ukraine; a significant adverse change in a customer relationship; failure to achieve growth expectations from new products, new applications and technology developments; unanticipated delays in, or increased cost of site development projects; negative or uncertain worldwide or regional economic conditions and market opportunities, including from trade relations, global health matters or geo-political conflicts; and fluctuations in foreign currency exchange and interest rates. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2022, which are filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures

To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Total Segment EBIT, Total Segment EBITDA, Adjusted EBITDA, our operating tax rate, Free Cash Flow and Discretionary Free Cash Flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP, and the definitions of these measures may not be comparable to those used by other companies. Reconciliations of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, Total Segment EBIT, Total Segment EBITDA, and Adjusted EBITDA to income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measure of each such non-GAAP measure, operating tax rate to effective tax rate, the most directly comparable GAAP financial measure and Free Cash Flow and Discretionary Free Cash Flow to Cash flow from operating activities, the most directly comparable GAAP financial measure, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate” and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we exclude from our calculations of Adjusted EPS but that are included in our GAAP net income (loss) per share, as applicable in a particular reporting period, include, but are not limited to, the following:

  Asset impairment charges, which primarily include charges associated with an impairment of goodwill, other long-lived assets or assets held for sale.
  Charges related to the divestiture of our Purification Solutions business, which include accelerated costs associated with the change in control and employee incentive compensation.
  Legal and environmental reserves and matters, which consist of costs or benefits for matters typically related to former businesses or that are otherwise incurred outside of the ordinary course of business.
  Global restructuring activities, which include costs or benefits associated with cost reduction initiatives or plant closures and are primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Acquisition and integration-related charges, which include transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Indirect tax settlement credits, which includes favorable settlements resulting in the recoveries of indirect taxes.
  Gains (losses) on sale of a business.
  Employee benefit plan settlements, which consist of either charges or benefits associated with the termination of a pension plan or the transfer of a pension plan to a multi-employer plan.
  Gain associated with the bargain purchase of a business.
  Gain on the sale of land.

Cabot does not provide an expected GAAP EPS range or reconciliation of the Adjusted EPS range with an expected GAAP EPS range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our two reportable segments. In calculating Total segment EBIT we exclude from our income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Total Segment EBITDA. Total Segment EBITDA is equal to Total Segment EBIT (as defined above), but further adjusted for depreciation and amortization.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Free Cash Flow. To calculate “Free Cash Flow” we deduct Additions to property, plant and equipment from cash flow from operating activities.

Discretionary Free Cash Flow. To calculate “Discretionary Free Cash Flow” we deduct sustaining and compliance capital expenditures and changes in Net Working Capital from cash flow from operating activities.

Operating Tax Rate. Our “operating tax rate” is calculated based upon management's forecast of the annual operating tax rate for the fiscal year applied to adjusted pre-tax earnings. The operating tax rate excludes income tax (expense) benefit on certain items, discrete tax items and, on a quarterly basis the timing of losses in certain jurisdictions. The income tax (expense) benefit on certain items is determined using the applicable rates in the taxing jurisdictions in which the certain items occurred and includes both current and deferred income tax (expense) benefit based on the nature of the certain items. Discrete tax items include, but are not limited to, changes in valuation allowance, uncertain tax positions, and other tax items, such as the tax impact of legislative changes and tax accruals on historic earnings due to changes in indefinite reinvestment assertions. Management believes that this non-GAAP financial measure is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Cabot does not provide a forward-looking reconciliation of the operating tax rate range with an effective tax rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on the effective tax rate in future periods.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued expenses.

First Quarter Earnings Announcement, Fiscal 2023

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2022	2021

Net sales and other operating revenues	$965	$968
Cost of sales	784	770
Gross profit	181	198
Selling and administrative expenses	60	71
Research and technical expenses	13	13
Loss on sale of business and asset impairment charge	3	197
Income (loss) from operations	105	(83)
Other income (expense)
Interest and dividend income	6	3
Interest expense	(22)	(12)
Other income (expense)	(5)	(1)
Total other income (expense)	(21)	(10)
Income (loss) before income taxes and equity in
earnings of affiliated companies	84	(93)
(Provision) benefit for income taxes	(20)	12
Equity in earnings of affiliated companies, net of tax	2	1
Net income (loss)	66	(80)
Net income (loss) attributable to noncontrolling interests	12	9
Net income (loss) attributable to Cabot Corporation	$54	$(89)

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$0.93	$(1.57)

Diluted weighted average common shares outstanding	56.7	56.8

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2022	2021

Sales (A)
Reinforcement Materials	$643	$563
Performance Chemicals	286	306
Purification Solutions	—	61
Segment sales	929	930
Unallocated and other (B)	36	38
Net sales and other operating revenues	$965	$968

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$94	$85
Performance Chemicals	29	52
Purification Solutions	—	—
Total Segment Earnings Before Interest and Taxes	123	137

Unallocated and Other
Interest expense	(22)	(12)
Certain items (D)	(4)	(204)
Unallocated corporate costs	(15)	(14)
General unallocated income (expense) (E)	4	1
Less: Equity in earnings of affiliated companies	2	1
Income (loss) before income taxes and equity in
earnings of affiliated companies	84	(93)
(Provision) benefit for income taxes (including tax certain items)	(20)	12
Equity in earnings of affiliated companies	2	1
Net income (loss)	66	(80)
Net income (loss) attributable to noncontrolling interests	12	9
Net income (loss) attributable to Cabot Corporation	$54	$(89)

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$0.93	$(1.57)

Adjusted earnings (loss) per share (F)	$0.98	$1.29

Diluted weighted average common shares outstanding	56.7	56.8
(A)	Beginning in the fiscal year 2023, the Company began allocating energy center revenue within the applicable segment’s Revenue from external customers. The Company recast prior period financial information to conform to the new presentation. The allocation of such revenue resulted in an increase of $22 million in the Reinforcement Materials segment and $4 million in the Performance Chemicals segment, respectively, with an offsetting decrease in Unallocated and Other revenue for the quarter ended December 31, 2021. There was no impact to the consolidated total Net sales and other operating revenues.

(B)	Unallocated and other reflects royalties, other by-product revenue, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, and discounting charges for certain Notes receivable.

(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, and unrealized holding gains (losses) for investments.

(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	September 30,
Dollars in millions (unaudited)	2022	2022

Current assets:
Cash and cash equivalents	$190	$206
Accounts and notes receivable, net of reserve for doubtful accounts of $3 and $3	779	836
Inventories:
Raw materials	172	182
Finished goods	471	427
Other	61	55
Total inventories	704	664
Prepaid expenses and other current assets	127	114
Total current assets	1,800	1,820

Property, plant and equipment, net	1,304	1,270

Goodwill	133	129
Equity affiliates	21	20
Intangible assets, net	63	63
Deferred income taxes	44	45
Other assets	170	178
Total assets	$3,535	$3,525

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2022	2022

Current liabilities:
Short-term borrowings	$312	$347
Accounts payable and accrued liabilities	630	707
Income taxes payable	35	44
Current portion of long-term debt	7	7
Total current liabilities	984	1,105

Long-term debt	1,091	1,089
Deferred income taxes	65	65
Other liabilities	236	234

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—
Common stock:
Authorized: 200,000,000 shares of $1 par value, Issued: 56,453,279 and 56,385,963 shares Outstanding: 56,315,875 and 56,248,559 shares	57	56

Less cost of 137,404 and 137,404 shares of common treasury stock	(4)	(4)
Additional paid-in capital	—	1
Retained earnings	1,314	1,284
Accumulated other comprehensive income (loss)	(358)	(439)
Total Cabot Corporation stockholders' equity	1,009	898
Noncontrolling interests	150	134
Total stockholders' equity	1,159	1,032
Total liabilities and stockholders' equity	$3,535	$3,525

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2022					Fiscal 2023
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales (A)
Reinforcement Materials	$563	$654	$730	$726	$2,673	$643	$ ―	$ ―	$ ―	$643
Performance Chemicals	306	363	376	343	1,388	286	—	—	—	286
Purification Solutions	61	36	—	—	97	—	—	—	—	—
Segment sales	930	1,053	1,106	1,069	4,158	929	—	—	—	929
Unallocated and other (B)	38	39	43	43	163	36	—	—	—	36
Net sales and other operating revenues	$968	$1,092	$1,149	$1,112	$4,321	$965	$ ―	$ ―	$ ―	$965

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$85	$101	$113	$109	$408	$94	$ ―	$ ―	$ ―	$94
Performance Chemicals	52	70	63	49	234	29	—	—	—	29
Purification Solutions	—	—	—	—	—	—	—	—	—	—
Total Segment Earnings Before Interest and Taxes	137	171	176	158	642	123	—	—	—	123
Unallocated and Other
Interest expense	(12)	(11)	(15)	(18)	(56)	(22)	—	—	—	(22)
Certain items (D)	(204)	7	12	2	(183)	(4)	—	—	—	(4)
Unallocated corporate costs	(14)	(16)	(15)	(14)	(59)	(15)	—	—	—	(15)
General unallocated income (expense) (E)	1	(1)	(3)	4	1	4	—	—	—	4
Less: Equity in earnings of affiliated companies	1	3	3	3	10	2	—	—	—	2
Income (loss) before income taxes and
equity in earnings of affiliated companies	(93)	147	152	129	335	84	—	—	—	84
		—		—			—		—
(Provision) benefit for income taxes (including tax certain items)	12	(36)	(49)	(29)	(102)	(20)	—	—	—	(20)
Equity in earnings of affiliated companies	1	3	3	3	10	2	—	—	—	2
Net income (loss)	(80)	114	106	103	243	66	—	—	—	66
Net income (loss) attributable to noncontrolling interests	9	7	9	9	34	12	—	—	—	12
Net income (loss) attributable to Cabot Corporation	$(89)	$107	$97	$94	$209	$54	$ ―	$ ―	$ ―	$54
Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$(1.57)	$1.84	$1.69	$1.64	$3.62	$0.93	$—	$—	$—	$0.93
Adjusted earnings (loss) per share (F)	$1.29	$1.69	$1.73	$1.55	$6.28	$0.98	$—	$—	$—	$0.98
Diluted weighted average common shares outstanding	56.8	57.1	56.8	56.8	56.9	56.7	$—	$—	$—	56.7
(A)	Beginning in the fiscal year 2023, the Company began allocating energy center revenue within the applicable segment’s Revenue from external customers. The Company recast prior period financial information to conform to the new presentation.

(B)	Unallocated and other reflects royalties, other by-product revenue, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, and discounting charges for certain Notes receivable.

(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, and unrealized holding gains (losses) for investments.

(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended December 31	Three Months
Dollars in millions (unaudited)	2022	2021

Cash Flows from Operating Activities:
Net income (loss)	$66	$(80)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	35	39
Other non-cash charges (gains), net	2	171
Cash dividends received from equity affiliates	2	—
Changes in assets and liabilities:
Changes in certain working capital items (A)	(34)	(143)
Changes in other assets and liabilities, net	(19)	(36)
Cash provided by (used in) operating activities	52	(49)

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(35)	(30)
Proceeds from sale of business	6	—
Other investing activities, net	12	1
Cash provided by (used in) investing activities	(17)	(29)

Cash Flows from Financing Activities:
Change in debt, net	(43)	151
Cash dividends paid to common stockholders	(21)	(21)
Other financing activities, net	(28)	(27)
Cash provided by (used in) financing activities	(92)	103
Effect of exchange rates on cash	41	(15)
Increase (decrease) in cash, cash equivalents and restricted cash	(16)	10
Cash, cash equivalents and restricted cash at beginning of period	206	170
Cash, cash equivalents and restricted cash at end of period (B)	$190	$180
(A)	Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.
(B)	Restricted cash was $1 million as of December 31, 2021. There was no restricted cash as of December 31, 2022.

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2022	2021

Certain items before and after income taxes
Gain on sale of land	1	—
Loss on sale of business and asset impairment charge	(3)	(197)
Legal and environmental matters and reserves	(1)	(1)
Acquisition and integration-related charges	(1)	(1)
Purification Solutions divestiture related charges	—	(4)
Global restructuring activities	—	(2)
Other certain items	—	1
Total certain items, pre-tax	(4)	(204)

Non-GAAP tax adjustments(A)	1	42
Total certain items after tax	$(3)	$(162)
Total certain items after tax per share impact	$(0.05)	$(2.86)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended December 31	Three Months
Dollars in millions, Pre-Tax (unaudited)	2022	2021

Statement of Operations Line Item (B)

Loss on sale of business and asset impairment charge	(3)	(197)
Cost of sales	(2)	(3)
Selling and administrative expenses	1	(4)
Total certain items, pre-tax	$(4)	$(204)

TABLE 3: RECONCILIATION OF EFFECTIVE TAX RATE TO OPERATING TAX RATE
Three months ended December 31	2022		2021
Dollars in millions (unaudited)	(Provision) / Benefit for Income Taxes	Rate	(Provision) / Benefit for Income Taxes	Rate

Effective Tax Rate	$(20)	24%	$12	13%

Less: Non-GAAP tax adjustments(A)	1		42

Operating tax rate (C) (D)	$(21)	25%	$(30)	27%

TABLE 4: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2023 and FISCAL 2022
	Fiscal 2023 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2023
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.93	$—	$—	$—	$0.93
Less: Certain items after tax per share	(0.05)	—	—	—	(0.05)
Adjusted earnings (loss) per share	$0.98	$—	$—	$—	$0.98

	Fiscal 2022 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2022
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.57)	$1.84	$1.69	$1.64	$3.62
Less: Certain items after tax per share	(2.86)	0.15	(0.04)	0.09	(2.66)
Adjusted earnings (loss) per share	$1.29	$1.69	$1.73	$1.55	$6.28
(A)	Non-GAAP tax adjustments are made to arrive at the operating tax provision. It includes the income tax (expense) benefit on certain items, discrete tax items, and, on a quarterly basis the timing of losses in certain jurisdictions. The income tax (expense) benefit on certain items is determined using the applicable rates in the taxing jurisdictions in which the certain items occurred and includes both current and deferred income tax (expense) benefit based on the nature of the certain items. Discrete tax items include, but are not limited to, changes in valuation allowance, uncertain tax positions, and other tax items, such as the tax impact of legislative changes and tax accruals on historic earnings due to changes in indefinite reinvestment assertions.

(B)	This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.

(C)	The operating tax rate is calculated based upon management's forecast of the annual operating tax rate for the fiscal year applied to adjusted pre-tax earnings. The operating tax rate excludes income tax (expense) benefit on certain items, discrete tax items and, on a quarterly basis the timing of losses in certain jurisdictions.

(D)	Our operating tax rate for fiscal 2023 is expected to be in the range of 24% to 26%

(E)	Per share amounts are calculated after tax.

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2023 (A)
	Dec. Q	Mar. Q		June Q		Sept. Q		FY 2023
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.93		$—		$—		$—	$0.93
Less: Certain items after tax per share	(0.05)		—		—		—	(0.05)
Adjusted earnings (loss) per share	$0.98		$—		$—		$—	$0.98

	Fiscal 2022 (A)
	Dec. Q	Mar. Q		June Q		Sept. Q		FY 2022
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.57)		$1.84		$1.69		$1.64	$3.62
Less: Certain items after tax per share	(2.86)		0.15		(0.04)		0.09	(2.66)
Adjusted earnings (loss) per share	$1.29		$1.69		$1.73		$1.55	$6.28

(A) Per share amounts are calculated after tax.

Dollars in millions	Fiscal 2023
	Dec. Q	Mar. Q		June Q		Sept. Q		FY 2023
Reconciliation of Total Segment EBIT, Total Segment EBITDA and Adjusted EBITDA to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$54	$	―		―	$	―	$54
Net income (loss) attributable to noncontrolling interests	12		—		—		—	12
Equity in earnings of affiliated companies, net of tax	(2)		—		—		—	(2)
Provision (benefit) for income taxes	20		—		—		—	20
Income (loss) before income taxes and equity in earnings of affiliated companies	$84	$	―	$	―	$	―	$84
Interest expense	22		—		—		—	22
Certain items	4		—		—		—	4
Unallocated corporate costs	15		—		—		—	15
General unallocated (income) expense	(4)		—		—		—	(4)
Less: Equity in earnings of affiliated companies	(2)		—		—		—	(2)
Total Segment EBIT	$123	$	―	$	―	$	―	$123
Depreciation and amortization excluding corporate depreciation	34		—		—		—	34
Total Segment EBITDA	$157	$	―	$	―	$	―	$157
Less: Unallocated corporate costs before corporate depreciation	15		—		—		—	15
Adjusted EBITDA	$142	$	―	$	―	$	―	$142

Dollars in millions	Dec. Q	Mar. Q		June Q		Sept. Q		FY 2023
Reinforcement Materials EBIT	$94	$	―	$	―	$	―	$94
Reinforcement Materials Depreciation and amortization	17		—		—		—	17
Reinforcement Materials EBITDA	$111	$	―	$	―	$	―	$111
Reinforcement Materials Sales	$643	$	―	$	―	$	―	$643
Reinforcement Materials EBITDA Margin	17%		—%		—%		—%	17%

Dollars in millions	Dec. Q	Mar. Q		June Q		Sept. Q		FY 2023
Performance Chemicals EBIT	$29	$	―	$	―	$	―	$29
Performance Chemicals Depreciation and amortization	17		—		—		—	17
Performance Chemicals EBITDA	$46	$	―	$	―	$	―	$46
Performance Chemicals Sales	$286	$	―	$	―	$	―	$286
Performance Chemicals EBITDA Margin	16%		—%		—%		—%	16%

Dollars in millions	Fiscal 2023
Reconciliation of Free Cash Flow and Discretionary Free Cash Flow to Cash Flow from Operating Activities	Dec. Q	Mar. Q		June Q		Sept. Q		FY 2023
Cash flow from operating activities (B)	$52		—		—		—	$52
Less: Additions to property, plant and equipment	35		—		—		—	35
Free cash flow	$17	$	―	$	―	$	―	$17
Plus: Additions to property, plant and equipment	35		—		—		—	35
Less: Changes in net working capital (C)	(34)		—		—		—	(34)
Less: Sustaining and compliance capital expenditures	23		—		—		—	23
Discretionary free cash flow	$63	$	―	$	―	$	―	$63

(B) As provided in the Condensed Consolidated Statements of Cash Flows.
(C) Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.